Exhibit 99.3

For Immediate Release

Waterside Capital Corporation

2505 Cheyne Walk

Virginia Beach, VA 23454

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 julie.stroh@watersidecapital.com

Waterside Capital Corporation Announces the Receipt of a Notice of Default from the Small Business Administration

VIRGINIA BEACH, VIRGINIA - May 31, 2012 - Waterside Capital Corporation (OTC: WSCC) (the “Company”), a Small Business Investment Company, previously disclosed that it is a party to a Loan Agreement (the “Loan Agreement”) with the United States Small Business Administration (the “SBA”). Under the terms of the Loan Agreement, the Company’s then existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. The Company’s debt to the SBA matures March 31, 2013 and the Company must make quarterly principal and interest payments to the SBA at an interest rate of 6.442%. The Loan Agreement provides that the SBA is granted a first priority security interest in the Company’s assets.

On May 24, 2012 the SBA delivered to the Company a notice of an event of default for failure to meet the principal repayment schedule under the Loan Agreement (the “Notice”). The Notice commences a 30 day cure period under the terms of the Loan Agreement, which will be complete as of June 25, 2012 (the “Cure Period”). If the event of default is not cured by the end of the Cure Period, the Notice demands payment in full of the $11,200,000 outstanding principal balance and accrued interest due under the Loan Agreement. Failure to either cure the event of default or to pay the outstanding principal balance and accrued interest will, under the terms of the Purchase Agreement, provide the SBA with a continuing right to terminate the Loan Agreement and appoint a receiver to manage the Company’s assets.

The Company does not contest the terms of the Notice and does not expect to have liquid capital resources sufficient to cure the event of default within the Cure Period. The SBA is not required to, and has informally indicated that it does not intend to, terminate the Loan Agreement or appoint a receiver for the Company if the Company is unable to cure the event of default. However, the SBA is not bound by any such indication and could decide to proceed with the receivership process at any time after the end of the Cure Period until such time as the Company’s obligations to the SBA are extinguished.

The Company intends to proceed with the liquidation process described in its 2011 Annual Report, filed February 15, 2012, unless and until the SBA appoints a receiver for the Company. Whether the Company is able to remain a manager of its assets or not, it is uncertain whether the liquidation plan, receivership, or other resolution will result in value for the Company’s shareholders after any repayment of the amounts due under the Loan Agreement.

On May 24, 2012 the SBA also informed the Company in writing that its allowable management expenses under the Loan Agreement would be reduced from $285,000 to $234,000 annually (the “Expenses Letter”). This amount covers all ongoing expenses of the Company, including salaries, except for directors and officers insurance premium payments, legal and accounting expenses, and public company expenses. The reduction in management expenses was anticipated and is the normal practice of SBA as the assets under management decrease due to the Company liquidating.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $15.2 million of loans and investments in 11 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” that involve a number of risks and uncertainties, including the SBA’s plans regarding the event of default, the Company’s ability to remain as manager of its assets and its current inability to predict whether the liquidation plan, receivership, or other resolution would result in value to the Company’s shareholders (within the meaning of the Private Securities Litigation Reform Act of 1995). It is possible that the assumptions made by management in this press release may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.